Valkyrie ETF Trust II 485BPOS

Exhibit (h)(6)

Exhibit A to the Transfer Agent Servicing Agreement – Valkyrie ETF Trust II

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin and Ether Strategy ETF

Valkyrie Bitcoin Miners ETF

Valkyrie Bitcoin Futures Leveraged Strategy ETF